EXHIBIT 5









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                  [LETTERHEAD OF BOND, SCHOENECK & KING, PLLC]

November 26, 2002

Telmark LLC
333 Butternut Drive
Dewitt, NY 13214

Re:      Subordinated Debentures: $20,000,000
         Post-Effective Amendment No. 3 to Registration Statement on Form S-2


Ladies and Gentlemen:


We have acted as special counsel to Telmark LLC, a Delaware limited liability company (the "Company"), for the purposes of rendering this opinion in connection with the Post-Effective Amendment No. 3 to the Company's Registration Statement on Form S-2 (Registration No.: 333- 87581; such Registration Statement and all amendments thereto hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), relating to a sale by the Company of up to $20,000,000 in aggregate principal amount of its debentures, with such maturity dates and interest rates as set forth in the prospectus included in the Registration Statement or as established by the Company's Board of Directors or a duly authorized committee thereof and reflected in a prospectus supplement filed with the SEC (the "Debentures"). The Debentures are to be issued pursuant to an Indenture dated as of September 30, 1993 (such Indenture and all amendments and supplements thereto hereinafter referred to as the "Indenture") between the Company and OnBank and Trust Company, as Trustee, as amended on August 21, 1997, by Agreement of Resignation, Appointment and Acceptance, under which Manufacturers and Traders Trust Company replaced OnBank & Trust Co. as Trustee. Supplemental Indentures dated as of June 30, and July 1, 1998 have been executed by the Company and Manufacturers and Traders Trust Company, as Trustee.

In connection with the Post-Effective Amendment No. 2 to the Registration Statement, an opinion of counsel regarding the legality of the Debentures was delivered by Theresa A. Szuba, General Counsel to the Company. Because Ms. Szuba is no longer employed by the Company, this opinion regarding the legality of the Debentures being provided by us in connection with the Post-Effective Amendment No. 3 to the Registration Statement.

As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have
(a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and
(iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (1) certificates of public officials and (2) as to matters of fact, statements and certificates of officers of the Company.



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Based upon the  foregoing  and  subject to the  qualifications  hereinafter  set forth, we are of the opinion that:

1. The Company is a limited liability company duly organized and existing under the laws of the State of Delaware.

2. The Company has the requisite organizational power to execute and deliver the Indenture and to authorize and sell the Debentures.

3. The Debentures will be legally issued and binding obligations of the Company, enforceable in accordance with their terms, so long as (i) the Registration Statement remains effective under the Act and the Indenture continues to qualify under the Trust Indenture Act of 1939, as amended; (ii) the form or forms of the Debentures and the final terms thereof have been duly approved or established by appropriate organizational action taken by the Company and in accordance with the terms of the Indenture; and (iii) the Debentures shall have been duly executed, authenticated and completed as provided in the Indenture and shall have been duly issued and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with such organizational action and the Indenture, and in the manner contemplated by the Registration Statement.

The foregoing is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy consideration which may limit the rights of parties to obtain certain remedies.

We are attorneys admitted to the Bar of the State of New York, and express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations promulgated thereunder.

Very truly yours,

Bond, Schoeneck & King, PLLC

By: /s/ George J. Getman
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        George J. Getman
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